UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8 - K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 3, 2005
Date of Report (Date of earliest event reported)

Huron Consulting Group Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50976	01-0666114
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification Number)

550 West Van Buren Street
Chicago, Illinois
60607
(Address of principal executive offices)
(Zip Code)

(312) 583-8700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 8, 2005, we announced two changes to our board of directors. Ms. Deborah Bricker resigned from our board of directors effective November 8, 2005 for health reasons.

On that same date, the board of directors elected Mr. John Moody as a new director to fill the vacancy created by Ms. Bricker’s departure as a Class II director. Mr. Moody’s term will end at the annual meeting of shareholders in 2006, at which time we expect him to stand for reelection. Mr. Moody has been appointed to both the Compensation Committee and the Nominating and Corporate Governance Committee of the board of directors. We currently expect that the Compensation Committee will elect him as its chairman to replace Ms. Bricker.

Mr. Moody will receive a grant under our 2004 Omnibus Stock Plan of 15,000 shares of our common stock on December 1, 2005. In addition, he will receive an annual grant of 5,700 shares of restricted stock beginning with our annual meeting of shareholders in 2006. As an independent director, Mr. Moody will receive $40,000 per year and $1,000 for each meeting of the board of directors or any committee of the board that he attends. If he is elected as chairman of the Compensation Committee, he will receive a fee of $7,500 for serving as committee chair. In addition, he will be reimbursed for out-of-pocket expenses for attending board and committee meetings.

A copy of the press release announcing these changes is filed as an exhibit to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1  Press Release announcing the board of director changes dated November 8, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Huron Consulting Group Inc.
(Registrant)

Date:	November 9, 2005	/s/ Gary L. Burge
Gary L. Burge
Vice President,
Chief Financial Officer and Treasurer